Exhibit 4.17

DATED	1 JULY 2008

SABMILLER PLC

as Issuer

- and -

MILLER BREWING COMPANY

as US Guarantor

- and -

MlLLERCOORS LLC

as Successor US Guarantor

- and -

THE BANK OF NEW YORK MELLON

as Fiscal Agent

FOURTH SUPPLEMENTAL 2033 FISCAL AND PAYING AGENCY AGREEMENT

Dated as of 1 July 2008

US$300,000,000, 6.625% Guaranteed Notes due 15 August 2033

This Fourth Supplemental 2033 Fiscal and Paying Agency Agreement (as the same may be amended, restated, modified or supplemented from time to time, the “Supplemental Agreement”), is made on 1 July 2008 among SABMiller plc, a public limited company duly organized and existing under the laws of England and Wales (the “Issuer” or “PLC”); Miller Brewing Company, a corporation duly incorporated and existing under the laws of the state of Wisconsin (the “US Guarantor” or “Miller”); MillerCoors LLC, a limited liability company duly organized and existing under the laws of the state of Delaware (the “Successor US Guarantor”); and The Bank of New York Mellon, as fiscal and principal paying agent (the “Fiscal Agent”) and is supplemental to the 2033 Fiscal and Paying Agency Agreement dated as of 13 August 2003, as supplemented by the Supplemental 2033 Fiscal and Paying Agency Agreement as of 26 May 2004, the Second Supplemental Fiscal and Paying Agency Agreement as of 28 March 2008 and the Third Supplemental Fiscal and Paying Agency Agreement as of 30 June 2008 (as supplemented, the “2033 Fiscal and Paying Agency Agreement”).

WITNESSETH:

WHEREAS, the Issuer issued US$300,000,000 principal amount of its 6.625% notes due 15 August 2033 (the “2033 Notes”), on the terms set out in the 2033 Fiscal and Paying Agency Agreement, guaranteed as to payment of principal and interest owing by the Issuer with respect to the 2033 Notes pursuant to a guarantee by the US Guarantor (the “2033 Finance Guarantee”);

WHEREAS, Section 6(a) of the Conditions of the 2033 Notes provides that the US Guarantor may not sell, convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person (other than any sale or conveyance by way of a temporary lease in the ordinary course of business), unless it satisfies the conditions set out in Section 6(a)(i) to (vi) of the Conditions;

WHEREAS, the US Guarantor now wishes to transfer substantially the entirety of its properties and assets (other than by way of a sale or conveyance by way of a temporary lease in the ordinary course of business) to the Successor US Guarantor (the “Asset Transfer”) in consideration of which the Successor US Guarantor will guarantee the 2033 Notes to the registered holders of the 2033 Notes;

WHEREAS, the parties wish to enter into this Supplemental Agreement to supplement the 2033 Fiscal and Paying Agency Agreement upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

1.	DEFINED TERMS

Terms defined in the 2033 Fiscal and Paying Agency Agreement and not otherwise defined herein shall have the same meaning where used in this Supplemental Agreement.

2.	SUBSTITUTE US GUARANTEE AND AGREEMENT

(a)	The US Guarantor shall on the date hereof execute and deliver to the Fiscal Agent:

(i)	a certificate of an Authorized Officer in the form set out as Exhibit A to this Supplemental Agreement; and

(ii)	an opinion of counsel in the form set out as Exhibit B to this Supplemental Agreement; and

(b)	The Successor US Guarantor shall on the date hereof execute and deliver to the Fiscal Agent the Guarantee in the form set out as Exhibit C to this Supplemental Agreement (the “Substitute US Guarantee”). The execution of such Substitute US Guarantee shall be by an officer or director of the Successor US Guarantor.

(c)	Thereupon, the Successor US Guarantor, for value received, shall and hereby does, expressly assume the obligations of Miller under the 2033 US Guarantee, the 2033 Fiscal and Paying Agency Agreement (as supplemented hereby) and the 2033 Notes, including without limitation, to pay Additional Amounts, and the due and punctual performance and observance of every covenant and condition to be performed or observed by Miller set out therein: and Miller shall be, and hereby is, relieved of its obligations and covenants under the 2033 US Guarantee, the 2033 Fiscal and Paying Agency Agreement and the 2033 Notes.

3.	REPRESENTATIONS

PLC represents, warrants and covenants to the Fiscal Agent as follows:

(a)	immediately after giving effect to the Asset Transfer by the US Guarantor to the Successor US Guarantor, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing;

(b)	the Successor US Guarantor is a limited liability company organized under the laws of the State of Delaware; and

(c)	the assets of the US Guarantor will not, as a result of the Asset Transfer, become subject to a Lien which would not be permitted by the 2033 Notes or under the 2033 Fiscal and Paying Agency Agreement.

4.	EFFECT OF THIS SUPPLEMENTAL AGREEMENT

This Supplemental Agreement supplements the terms of the 2033 Fiscal and Paying Agency Agreement and unless otherwise specified in this Supplemental Agreement, the 2033 Fiscal and Paying Agency Agreement shall continue in full force and effect. The Successor US Guarantor shall be subject to the terms of the 2033 Fiscal and Paying Agency Agreement and the terms and conditions of the 2033 Notes and assumes the obligations under the US Guarantee and the 2033 Notes as if the Successor US Guarantor had been named therein as the US Guarantor.

5.	PAYMENT OF TAXES

The US Guarantor and PLC agree to pay all stamp and other duties, if any, to which, under the laws of the United States of America, this Supplemental Agreement may be subject.

6.	NOTICES

All notices or communications hereunder except as herein otherwise specifically provided, shall be in English and in writing:

if sent to the US Guarantor delivered or sent via facsimile and confirmed at:

Miller Brewing Company

3939 West Highfield Blvd.

Milwaukee, Wisconsin 53208

USA

Fax: +1-414-931-2000

Attention: General Counsel

if sent to the Successor US Guarantor delivered or sent via facsimile and confirmed at:

c/o Miller Brewing Company

3939 West Highfield Blvd.

Milwaukee, Wisconsin 53208

U.S.A.

Fax: +1-414-931-2000

Attention: General Counsel

c/o Molson Coors Brewing Company

1225 17th Street, Suite 3200

Denver, CO 80207

U.S.A.

Fax: +1-303-277-6212

Attention: General Counsel

if sent to the Fiscal Agent, delivered or sent via facsimile and confirmed at:

The Bank of New York Mellon

101 Barclay Street, 4E

New York, NY 10286

U.S.A.

Fax: +1-212-815-5390

Attention: Global Finance Americas

7.	GOVERNING LAW

(a)	This Supplemental Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b)	The Successor US Guarantor hereby irrevocably agrees that any legal suit, action or proceeding against it, arising out of or based upon the 2033 Fiscal and Paying Agency Agreement, this Supplemental Agreement, the Substitute US Guarantee or any of the 2033 Notes may be instituted in any state or federal court in the Borough of Manhattan, the City of New York. New York, and, to the fullest extent permitted by law, irrevocably waive any objection which it may now or hereinafter have to the laying of venue of any such proceeding, irrevocably waive any objection based on the absence of a necessary or indispensable party in any such proceeding, irrevocably accept and submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding (but only for such purpose) and irrevocably waive any and all right to trial by jury. The Successor US Guarantor has appointed CT Corporation Services as its Authorized Agent upon which process may be served in any action arising out of or based on this Supplemental Agreement, the 2033 Fiscal and Paying Agency Agreement, the Substitute US Guarantee or any of the 2033 Notes, which may be instituted in any state or federal court in the Borough of Manhattan, the City of New York, New York, and expressly consents to the non-exclusive jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto.

8.	COUNTERPARTS

This Supplemental Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Such counterparts shall together constitute but one and the same instrument.

9.	SEPARABILITY

In case any provision in this Supplemental Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof and thereof shall not in any way be affected or impaired thereby.

10.	EFFECT OF HEADINGS, EXHIBITS AND SCHEDULES

The Section headings are for convenience only and shall not affect the construction of this Supplemental Agreement. All Exhibits to this Supplemental Agreement form integral parts hereof. References herein to Sections, subsections or Exhibits without further identification of the document to which the reference is made are references to provisions and parts of this Supplemental Agreement. The words “herein”, “hereof” and “hereunder” are used in this Supplemental Agreement to refer to this Supplemental Agreement as a whole and not to any individual part of this Supplemental Agreement, unless otherwise expressly provided herein.

11.	SUCCESSORS AND ASSIGNS

All covenants and agreements in this Supplemental Agreement by a party shall bind its successors and assigns, if any, whether so expressed or not.

12.	BENEFITS OF AGREEMENT

Nothing in this Supplemental Agreement, express or implied, shall give to any person, other than the parties hereto and their successors hereunder, and the registered holders any benefit or any legal or equitable right, remedy or claim under this Supplemental Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Supplemental Agreement as of the date first above written.

SABMiller plc

By:	/s/ Stephen Shapiro
	Name:	Stephen Shapiro
	Title:	Deputy General Counsel and Deputy Company Secretary

Miller Brewing Company

By:	/s/ Michael T. Jones
	Name:	Michael T. Jones
	Title:	Senior Vice President – General Counsel and Secretary

[Signature Page to Fourth Supplemental 2033 Fiscal and Paying Agency Agreement]

MillerCoors LLC

By:	/s/ Michael T. Jones
	Name:	Michael T. Jones
	Title:	Vice President and Assistant Secretary

[Signature Page to Fourth Supplemental 2033 Fiscal and Paying Agency Agreement]

The Bank of New York as Fiscal Agent

By:	/s/ Timothy E. Burke
Name:
Title:

[Signature Page to Fourth Supplemental 2033 Fiscal and Paying Agency Agreement]

EXHIBIT A

MILLER BREWING COMPANY

Authorized Officer’s Certificate

Re:	SABMiller pie (“SABMiller”) US$300,000,000 6.625% Guaranteed Notes due 2033 (the “2033 Notes”)

Miller Brewing Company, a corporation duly incorporated and existing under the laws of the state of Wisconsin (“Miller”) has transferred substantially the entirety of its properties and assets (the “Asset Transfer”) to MillerCoors LLC, a limited liability company duly organized and existing under the laws of the state of Delaware (the “Successor US Guarantor”) (other than by way of a sale or conveyance by way of a temporary lease in the ordinary course of business).

The undersigned,                             , an Authorized Officer of Miller for the purposes of the fourth Supplemental 2033 Fiscal and Paying Agency Agreement dated as of the date hereof (the “Fourth Supplement”) by and among SABMiller, Miller, the Successor US Guarantor and The Bank of New York Mellon, as fiscal agent, principal paying agent, transfer agent and registrar (the “Fiscal Agent”), to the 2033 Fiscal and Paying Agency Agreement dated as of 13 August 2003 (the “Fiscal and Paying Agency Agreement”) among SABMiller, Miller, SABMiller Finance B.V., a limited company incorporated under the laws of The Netherlands (the “Finance Guarantor”), and The Bank of New York Mellon, London, as London paying agent and transfer agent (together with the Fiscal Agent, the “Agents”) as supplemented by: (i) the first Supplemental 2033 Fiscal and Paying Agency Agreement dated 26 May 2004 by and among SABMiller, the Finance Guarantor, Miller, MBC1, LLC a limited liability company organized under the laws of the State of Wisconsin (“MBC1”), MBC2, LLC, a limited liability company organized under the laws of the State of Wisconsin (“MBC2”), Miller Products Company, LLC (formerly Miller Products Company), a limited liability company organized under the laws of the State of Wisconsin (“MPC”), Miller Breweries West, L.P., a Wisconsin limited partnership (“MSW”), and Miller Breweries East, LLC (formerly Miller Breweries East, Inc.), a limited liability company organized under the laws of the State of Wisconsin (“MBE” and together Miller, MBC1, MBC2, MPC, MBW and MBE being collectively called the “US Guarantors”) and the Fiscal Agent (the “First Supplement”), (ii) the second Supplemental 2033 Fiscal and Paying Agency Agreement dated 28 March 2008 by and among SABMiller, the Finance Guarantor, the US Guarantors and the Fiscal Agent (the “Second Supplement”) and (iii) the third Supplemental 2033 Fiscal and Paying Agency Agreement dated 30 June 2008 by and among SABMiller, the US Guarantors and the Fiscal Agent (the “Third Supplement” and together with the First Supplement, the Second Supplement and the Fourth Supplement, the “Supplements”) each in connection with the 2033 Notes, pursuant to Section 6(a)(vi) of the Conditions of the 2033 Notes and Section 2(a)(ii) of the Fourth Supplement, hereby certifies that the Asset Transfer complies with Section 6 of the Conditions of the 2033 Notes and all of the respective conditions precedent provided therein relating to the Asset Transfer have been complied with. In addition, the Fourth 2033 Supplement complies with Section 6 of the related Conditions.

Capitalized terms used and not otherwise defined herein shall have the respective meanings given to them in the Fiscal and Paying Agency Agreement as supplemented by the Supplements.

IN WITNESS WHEREOF, I have signed my name unto this certificate as an Authorized Officer of Miller.

Dated: 1 July 2008

Miller Brewing Company

By:
Name:
Title:

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EXHIBIT B

Lovells LLP

Atlantic House

Holborn Viaduct

Tel: +44 (0) 20 7296 2000

Fax:+ 44 (0) 20 7296 2001

1 July 2008

Our ref

Matter ref

The Bank of New York Mellon

101 Barclay Street, 4E

New York, NY 10286

U.S.A.

RE:	SABMILLER PLC (“SABMILLER”) US$300,000,000 6.625% GUARANTEED NOTES DUE 2033 (THE “2033 NOTES”)

Ladies and Gentlemen:

We have acted as special New York counsel for SABMiller, a public limited company incorporated under the laws of England and Wales, and Miller Brewing Company, a corporation duly incorporated and existing under the laws of the state of Wisconsin (“Miller”), in connection with the transfer by Miller of substantially the entirety of its properties and assets (the “Asset Transfer”) to MillerCoors LLC, a limited liability company duly organized and existing under the laws of the state of Delaware (the “Successor US Guarantor”) and in connection with the Fourth Supplemental 2033 Fiscal and Paying Agency Agreement dated as of 1 July 2008 (the “Fourth Supplement”) by and among SABMiller, Miller, the Successor US Guarantor and the Fiscal Agent to the 2033 Fiscal and Paying Agency Agreement dated as of 13 August 2003 (the “Fiscal and Paying Agency Agreement”) and the related supplements thereto in connection with the 2033 Notes.

This opinion is being delivered to the Fiscal Agent at the request of Miller pursuant to Section 6(a)(vi) of the Conditions of each of the Notes and Section 2(a)(ii) of the Fourth Supplement.

Capitalized terms used and not otherwise defined herein shall have the respective meanings given to them in the Fiscal and Paying Agency Agreement as supplemented by the relevant supplements.

For the purpose of rendering the opinion set forth below, we have examined, inter alia, the following documents, or copies thereof:

(a)	the form of the Fourth Supplement;

(b)	the Fiscal and Paying Agency Agreement; and

(c)	the form of the Substitute US Guarantee being issued by the Successor US Guarantor in relation to the 2033 Notes (the “Substitute US Guarantee”)

The Fourth Supplement, the Fiscal and Paying Agency Agreement (including the relevant supplements thereto) and the Substitute US Guarantee are sometimes collectively referred to herein as the “Agreements”.

Assumptions

In rendering the opinion expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements, corporate records and other documents as we have deemed necessary or appropriate for purposes of this opinion. In examining the foregoing agreements, records and documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies. As to various questions of fact material to the opinion expressed herein, we have relied upon certificates, statements and representations of Miller and SABMiller and of their respective officers and representatives and of public officials and other sources believed by us to be responsible (including, without limitation, the representations contained in the Supplements).

We have also assumed that: (A) each of SABMiller, Miller and the Successor US Guarantor has all requisite right, power and authority and has taken all necessary action (corporate, limited partnership, limited liability company or otherwise) under the laws of its respective jurisdiction of incorporation or organization, as the case may be, to execute and deliver the Fourth Supplement and the Substitute US Guarantee to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby; (B) the Fiscal Agent has all requisite right, power and authority and has taken all necessary action to execute and deliver the Fourth Supplement, to perform its obligations thereunder and to consummate the transactions contemplated thereby; and (C) the Agreements were duly authorized, executed and delivered by each of the respective parties thereto under the laws of their respective jurisdictions of incorporation and are their valid and legally binding agreements, enforceable in accordance with their terms.

Opinion

Based upon the foregoing and such examination of law as we have deemed necessary, and subject to the assumptions and qualifications stated herein, we are of the opinion that the Asset Transfer complies with Section 6 of the Conditions of each of the Notes and all of the respective conditions precedent provided therein relating to the transfer have been complied with. In addition, the Fourth Supplement complies with Section 6 of the related Conditions.

B-2

The opinion stated herein is limited to the Federal laws of the United States and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other jurisdiction.

Our opinion is based on existing laws, judicial decisions and administrative regulations, rulings and practice, all of which are subject to change at any time, prospectively and retroactively. We also note that new developments in rulings of any agency, administrative regulations, court decisions, legislative changes or changes in the facts or other information upon which our opinion is based may have an adverse effect on the legal consequences described herein. We assume no obligation to advise you with respect to any such changes or developments referred to herein that may occur hereafter, although we note that any such change or development could be retroactive so as to apply to any of the transactions contemplated by the Agreements.

This letter is furnished to you solely for your benefit in your capacity as Fiscal and Paying Agent under the Fiscal and Paying Agency Agreement and in connection with the Fourth Supplement and may not be disclosed to or relied upon by anyone else without our prior written consent in each instance or relied upon by you in any other context.

Very truly yours,

Lovells LLP

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EXHIBIT C

2033 Substitute US Guarantee

For value received, MillerCoors LLC, a corporation duly incorporated and existing under the laws of the state of Delaware (herein called the “Successor US Guarantor”, which term includes any successor person under the 2033 Fiscal and Paying Agency Agreement dated August 13 2003 (as supplemented by the Supplemental 2033 Fiscal and Paying Agency Agreement as of 26 May 2004, the Second Supplemental Fiscal and Paying Agency Agreement as of 28 March 2008, the Third Supplemental Fiscal and Paying Agency Agreement as of 30 June 2008 and the Fourth Supplemental Fiscal and Paying Agency Agreement as of 1 July 2008 and as further amended and supplemented from time to time (the “2033 Supplemental Agreements”)), hereby fully and unconditionally guarantees to and for the benefit of each registered holder of the 2033 Notes on which this 2033 Substitute US Guarantee is deemed endorsed the due and punctual payment of the principal of and interest and any Additional Amounts (as defined in the 2033 Notes) on such 2033 Note when and as the same shall become due and payable, whether at the Final Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms thereof and of the 2033 Fiscal and Paying Agency Agreement (as supplemented and amended) referred to therein. In case of the failure of SABMiller plc, a public limited company duly organized and existing under the laws of England and Wales (herein called the “Issuer”, which term includes any successor person under such 2033 Fiscal and Paying Agency Agreement (as supplemented and amended) or such 2033 Note), punctually to make any such payment of principal or interest, the Successor US Guarantor hereby agrees immediately to pay or cause to be paid any such principal or interest.

This 2033 Substitute US Guarantee is an unsecured and unsubordinated obligation of the Successor US Guarantor and ranks at least equally with all present and future direct, unsecured and unsubordinated obligations of the Successor US Guarantor. The obligations of the Successor US Guarantor under this 2033 Substitute US Guarantee are limited to the maximum amount resulting in its obligations herein not constituting a fraudulent conveyance or fraudulent transfer under any applicable law. The 2033 Substitute US Guarantee may not be amended without the consent of the registered holders of the 2033 Notes save to the extent permitted by the terms and conditions of the 2033 Notes as set out in the 2033 Fiscal and Paying Agency Agreement (as supplemented and amended).

The Successor US Guarantor will pay, in respect of any payment of principal of or interest on such 2033 Note or on any payment under this 2033 Substitute US Guarantee to a registered holder or beneficial owner thereof that is not a resident of the jurisdiction of incorporation of the Successor US Guarantor or any successor entity, or any political subdivision or taxing authority thereof or therein (the “Successor US Guarantor Jurisdiction”) for purposes of taxation, such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each registered holder of this 2033 Substitute US Guarantee, after deduction or withholding for any and all present and future taxes, levies, imposts or other governmental charges (“Taxes”) whatsoever imposed, assessed, levied or collected by or for the account of or as a result of such payment by the Successor US Guarantor Jurisdiction, will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that the Successor US Guarantor shall not be required to pay any Additional Amounts for or on account of:

(i)	Any present or future Tax that would not have been so imposed, assessed, levied or collected but for the fact that the registered holder of this 2033 Substitute US Guarantee (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) is or has been a domiciliary, national or resident of, or engaging or having been engaged in a trade or business or maintaining or having maintained a permanent establishment or being or having been physically present in, the Successor US Guarantor Jurisdiction, or otherwise having or having had some connection with the Successor US Guarantor Jurisdiction, other than the mere holding or ownership of, or the collection of principal of, and interest on a 2033 Note, or the enforcement of this 2033 Substitute US Guarantee;

(ii)	Any present or future Tax that would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required in order to receive payment, this 2033 Substitute US Guarantee was presented more than 30 days after the date on which such payment became due and payable or was provided for, whichever is later;

(iii)	Any estate, inheritance, gift, transfer, personal property or Tax;

(iv)	Any present or future Tax that is payable otherwise than by deduction or withholding from payments on or in respect of this 2033 Substitute US Guarantee;

(v)	Any present or future Tax that would not have been so imposed, assessed, levied or collected but for the failure by the registered holder or the beneficial owner of this 2033 Substitute US Guarantee to comply, following a written request addressed to the registered holders, with any certification, identification or other reporting requirements concerning the nationality, residence or identity of such registered holder or beneficial owner or connection with the Successor US Guarantor Jurisdiction if compliance is required by statute, regulation or administrative practice of the Successor US Guarantor Jurisdiction, as a condition to relief or exemption from such Tax;

(vi)	Any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to the European Union Directive on the taxation of savings which was adopted on June 3, 2003 and which implements the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000, or any law implementing or complying with, or introduced in order to conform to, such Directive;

(vii)	Any withholding or deduction that is imposed on this 2033 Substitute US Guarantee that is presented for payment, where presentation is required, by or on behalf of a registered holder who would have been able to avoid such withholding or deduction by presenting this 2033 Substitute US Guarantee to another paying agent; or

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(viii)	Any combination of the Taxes described in (i) through (vii) above;

nor will Additional Amounts be paid in respect of any payment in respect of this 2033 Substitute US Guarantee to any registered holder or beneficial owner of this 2033 Substitute US Guarantee that is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the Successor US Guarantor Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner that would not have been entitled to such amounts had such beneficiary, settlor, member or beneficial owner been the registered holder of this 2033 Substitute US Guarantee.

The Successor US Guarantor hereby agrees that its obligations hereunder shall be absolute, full and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of such 2033 Note or the 2033 Fiscal and Paying Agency Agreement and the 2033 Supplemental Agreements and the Successor US Guarantor’s obligations hereunder shall be unaffected and shall be re-instated in the event that any payment by the Issuer under the Notes is set aside or recharacterized on the insolvency, bankruptcy or liquidation of the Issuer. The Successor US Guarantor hereby irrevocably waives, to the extent it may do so under New York law, any protection it may be entitled to under Sections 365(c)(1), 365(c)(2), and 365(e)(2) of the US Bankruptcy Code or any successor provision of law of similar import in the event of any bankruptcy, insolvency, reorganization or liquidation of the Issuer. The Successor US Guarantor hereby waives all defenses that a guarantor may have to a claim hereunder (including diligence, presentment and demand of payment (except to the extent required to make a payment of principal or interest due and payable), as well as filing of claims with a court in the event of merger or bankruptcy of the Issuer, and any right to require a proceeding first against the Issuer’s protest or notice with respect to such 2033 Note or the indebtedness evidenced thereby) other than the defense of payment in full (subject to the provisions of the first sentence of this paragraph) or that a payment of principal or interest or an Additional Amount is not due and payable and covenants that this 2033 Substitute US Guarantee will not be discharged except by payment in full of the principal of and interest on such 2033 Note. The Successor US Guarantor agrees to comply with and perform the covenants of the Successor US Guarantor set forth in Section 6 of the Conditions of the 2033 Notes.

The Successor US Guarantor shall be subrogated to all rights of the registered holder of such 2033 Note and the Fiscal Agent against the Issuer in respect of any amounts paid to such holder by the Successor US Guarantor pursuant to the provisions of this 2033 Substitute US Guarantee; provided, however, that the Successor US Guarantor shall not exercise, or receive any payments arising out of or based upon, such right of subrogation which it may have at any time under this 2033 Substitute US Guarantee and the Successor US Guarantor waives all rights of set off and counter-claim against the Issuer until the principal and interest on all 2033 Notes issued under such 2033 Fiscal and Paying Agency Agreement (as supplemented and amended) shall have been paid in full.

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For the avoidance of doubt, the Successor US Guarantor’s agreement not to exercise its right of subrogation (or to receive any payments arising out of or based upon such right) shall not be construed as a waiver, as between the Successor US Guarantor and the Issuer, of such right.

All terms used in this 2033 Substitute US Guarantee which are defined in the 2033 Fiscal and Paying Agency Agreement and the 2033 Supplemental Agreements shall have the meanings assigned to them in the 2033 Fiscal and Paying Agency Agreement.

This 2033 Substitute US Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York. The Successor US Guarantor hereby irrevocably agrees that any legal suit, action or proceeding against the Successor US Guarantor, arising out of or based upon this 2033 Substitute US Guarantee may be instituted in any state or federal court in the Borough of Manhattan, the City of New York, New York, and, to the fullest extent permitted by law, the Successor US Guarantor, irrevocably waives any objection which it may now or hereinafter have to the laying of venue of any such proceeding, irrevocably waives any objection based on the absence of a necessary or indispensable party in any such proceeding, irrevocably accepts and submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding (but only for such purpose) and irrevocably waives any and all right to trial by jury. To the extent permitted by law, the Successor US Guarantor hereby waives any objection to the enforcement by any competent court in the United Kingdom of any judgment validly obtained in any such court in New York, New York on the basis of any such legal suit, action or proceeding. The Successor US Guarantor has appointed CT Corporation Services as its authorized agent (“Authorized Agent”) upon which process may be served in any action arising out of or based on this 2033 Substitute US Guarantee which may be instituted in any state or federal court in the Borough of Manhattan, the City of New York, New York, and expressly consents to the non-exclusive jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment shall be irrevocable for a period of three years from and after the date of this 2033 Substitute US Guarantee unless and until a successor Authorized Agent reasonably acceptable to the Fiscal Agent shall be appointed and such successor shall accept such appointment for the remainder of such three-year period. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Successor US Guarantor.

IN WITNESS WHEREOF, the Successor US Guarantor has caused this 2033 Substitute US Guarantee to be signed manually or by facsimile by its duly Authorized Officer.

MillerCoors LLC

By:
Name:
Title:

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